Exhibit 10.2

SUNWORKS, INC.

RESTRICTED SHARE UNIT AGREEMENT

This Restricted Share Unit Agreement (the “Agreement”) is made and entered into as of the Grant Date, by and between Sunworks, Inc., a Delaware corporation (the “Company”), and the person named below (the “Grantee”), pursuant to the terms and conditions of the Sunworks, Inc. 2016 Equity Incentive Plan (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Agreement.

Grantee:

Social Security Number:

Address:

Number of Restricted Share Units:

Grant Date:

1. Grant of Restricted Share Units. In consideration for the performance of services by Grantee as a director, employee or consultant (“Services”), the Company hereby grants an award of restricted share units, or RSUs (the “Award”), to Grantee, subject to the conditions of this Agreement and the Plan. Each RSU represents the right to receive one Share, subject to the terms of this Agreement and the Plan. As used in this Agreement, the term “Share” or “Shares” shall mean shares of the Company’s common stock, par value $0.001 per share, which includes the Shares underlying the Award granted under this Agreement, and all securities received (i) in replacement of the Shares, (ii) as a result of stock dividends or stock splits with respect to the Shares and (iii) in replacement of the Shares in a merger, recapitalization, reorganization or similar corporate transaction. For the avoidance of doubt, no Shares shall be issued to Grantee until such Shares have vested pursuant to Section 2 below.

2. Vesting. The Award shall vest as follows:                          , provided that Grantee continues to perform Services for the Company through the applicable vesting date.

2.1 Termination. If Grantee’s Services with the Company terminate for any reason before the vesting date, then the unvested RSUs shall, as of the date of such termination, be forfeited immediately and all rights Grantee has to such RSUs shall immediately terminate.

2.2. Change in Control. In the event of a Change in Control, this Award may be assumed or replaced by the successor or acquiring entity, with appropriate adjustments as to the number and kind of shares issuable hereunder as the parties to the Change in Control shall agree. In the alternative, the successor or acquiring entity may substitute equivalent awards or issue, in place of RSUs, substantially similar equity incentives subject to vesting no less favorable to Grantee. In the event such successor or acquiring entity refuses to assume, replace or substitute this Award, as provided above, pursuant to a Change in Control, then notwithstanding any other provision in the Plan or this Agreement to the contrary, all RSUs subject to this Award shall become fully vested immediately prior to, and conditioned upon, consummation of the Change in Control. In the event this Award is assumed, replaced or substituted, and, upon or within one year following a Change in Control, the Company or the succeeding or acquiring entity terminates Grantee’s Service for any reason other than for Cause, then the RSUs subject to this Award shall become fully vested.

3. Settlement of Award. Subject to Section 5, as soon as practicable (but not later than 30 days) after the vesting of the Award, in whole or part, the Company shall issue or transfer to Grantee (or such other person as is acceptable to the Company and designated in the writing by Grantee) the number of Shares underlying the vested portion of the Award. The Company may effect such issuance or transfer either by the delivery of one or more stock certificates to Grantee or by making an appropriate entry on the books of the Company or the transfer agent of the Company. Except as otherwise provided in the Section 5.1, the Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery or issuance. Prior to the issuance or transfer to Grantee of the Shares, Grantee shall have no direct or secured claim in any specific assets of the Company or in such Shares.

4. No Rights as an Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or Subsidiary of the Company, to terminate Grantee’s Service, for any reason, with or without Cause.

5. Withholding Taxes and Adjustments.

5.1. Withholding Taxes. As a condition precedent to the issuance or transfer of any Shares upon the vesting of the Award, Grantee shall, upon request by the Company, pay to the Company such amount as the Company may be required under all applicable federal, state, local or other laws or regulations to withhold and pay over as income or other withholding taxes (“Tax Payments”) with respect to the issuance or transfer of such Shares. If Grantee shall fail to advance the Tax Payments after request by the Company, the Company may, in its discretion, deduct any Tax Payments from any amount then or thereafter payable by the Company to Grantee.

5.2. Satisfaction of Tax Payments. Grantee may elect to satisfy his or her obligation to advance the Tax Payments by any of the following means: (1) a check or cash payment to the Company, (2) delivery to the Company previously owned shares having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, (3) authorizing the Company to withhold whole Shares which would otherwise be issued or transferred to Grantee having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, or (4) such other means as the Administrator may approve. No certificate representing a Share shall be delivered until the Tax Payments have been satisfied in full.

6. Adjustment. In the event of an equity restructuring, such as a stock dividend, stock split, spinoff or recapitalization, as contemplated in Section 7.1 of the Plan, the number and class of securities subject to this Award shall be equitably adjusted by the Administrator in accordance with Section 7.1 of the Plan.

7. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Grantee with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Shares may be listed or quoted at the time of such issuance or transfer. The Shares issued pursuant to this Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

8. Acknowledgement. The Company and Grantee agree that the RSUs are granted under and governed by the this Agreement and the provisions of the Plan (incorporated herein by reference). Grantee (a) acknowledges receipt of a copy of the Plan and the Plan prospectus, (b) represents that he or she has carefully read and are familiar with their provisions, and (c) hereby accept the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Agreement.

9. Entire Agreement; Enforcement of Rights. This Agreement and the Plan constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

10. Rights as a Stockholder. Subject to the terms and conditions of this Agreement, and the Plan, Grantee shall have all of the rights of a stockholder of the Company with respect to the Shares only after the Shares are issued under this Agreement.

11. No Transfer. RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Administrator on a case-by-case basis

12. Tax Consequences. GRANTEE UNDERSTANDS THAT GRANTEE MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF GRANTEE’S ACQUISITION OR DISPOSITION OF THE SHARES. GRANTEE REPRESENTS (i) THAT GRANTEE HAS CONSULTED WITH A TAX ADVISER THAT GRANTEE DEEMS ADVISABLE IN CONNECTION WITH THE ACQUISITION OR DISPOSITION OF THE SHARES AND (ii) THAT GRANTEE IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

13. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Grantee and Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.

14. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within Delaware, excluding that body of laws pertaining to conflict of laws. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision shall be enforced to the maximum extent possible and the other provisions shall remain fully effective and enforceable.

15. Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at the address indicated above or to such other address as Grantee may designate in writing from time to time to the Company. All notices shall be deemed effectively given upon personal delivery, (i) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), (ii) one (1) business day after its deposit with any return receipt express courier (prepaid), or (iii) one (1) business day after transmission by facsimile or email.

16. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

17. Headings; Counterparts. The captions and headings of this Agreement are included for ease of reference only and shall be disregarded in interpreting or construing this Agreement. All references herein to Sections shall refer to Sections of this Agreement. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

18. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of this Award does not create any contractual right or other right to receive any other awards in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of Grantee’s employment with the Company.

19. Code Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Grantee’s termination of employment constitute deferred compensation subject to Section 409A, and Grantee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (a) the expiration of the six-month period measured from Grantee’s separation from service or (b) the date of Grantee’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Grantee including, without limitation, the additional tax for which Grantee would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

20. Award Subject to Company Clawback or Recoupment. To the extent permitted by applicable law, the RSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Grantee’s employment or other Service that is applicable to Grantee. In addition to any other remedies available under such policy, applicable law may require the cancellation of Grantee’s RSUs (whether vested or unvested) and the recoupment of any gains realized with respect to Grantee’s RSUs.

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IN WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Grantee has executed this Agreement as of the Grant Date.

SUNWORKS, Inc.	Grantee:

By:
Gaylon Morris, President	Name: